Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Indivior PLC
(Exact name of Registrant as Specified in its Charter)

Type 1—Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, $0.50 nominal value per share, of Indivior PLC (“Ordinary Shares”)	Rule 457(h)	329,413(2)	$5.43(3)	$1,787,419.18	0.0001102	$196.97
Equity	Ordinary Shares that may be offered or sold under the Indivior Group Deferred Bonus Plan, Indivior PLC U.S. Employee Stock Purchase Plan, Indivior PLC Long-Term Incentive Plan and Indivior PLC Savings Related Share Option Plan (together, the “Plans”)	Rule 457(c) and Rule 457(h)	8,933,953(4)	$19.56(5)	$174,712,903.04	0.0001102	$19,253.36
Total Offering Amounts			9,263,366		$176,500,322.22		$19,450.34
Total Fee Offsets							$0.00
Net Fee Due							$19,450.34

(1)The amount being registered includes an indeterminate number of additional Ordinary Shares that may be issued under the Plans upon any stock split, stock dividend, recapitalization or other similar transaction in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)Represents 329,413 Ordinary Shares issuable upon exercise of outstanding stock options previously granted under the Indivior PLC Savings Related Share Option Plan.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the weighted average exercise price of £4.352 per Ordinary Share granted under the Indivior PLC Savings Related Share Option Plan converted into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York on June 2, 2023 of $1.2468 to £1.00000.
(4)This includes 101,082 Ordinary Shares that may be offered or sold under the Indivior Group Deferred Bonus Plan, 625,393 Ordinary Shares that may be offered or sold under the Indivior PLC U.S. Employee Stock Purchase Plan, 8,186,005 Ordinary Shares that may be offered or sold under the Indivior PLC Long-Term Incentive Plan, and 21,473 Ordinary Shares that may be offered or sold under the Indivior PLC Savings Related Share Option Plan.
(5)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of £15.69, the average of the high and low price per Ordinary Share on the London Stock Exchange on June 5, 2023, converted into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York on June 2, 2023 of $1.2468 to £1.00000.